UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/05/2008

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of David Ginsberg as President and Chief Executive Officer

On September 8, 2008 the Company appointed Dr. David Ginsberg, 60, as President and Chief Executive Officer of Encorium. Dr. Ginsberg brings to Encorium over 25 years of executive experience within the biopharmaceutical industry. Dr. Ginsberg served as a consultant to the Company from 2007 to 2008. From 2006 to 2008 Mr. Ginsberg was the Vice President of Medical Affairs and Clinical Affairs for KV Pharmaceuticals, a NYSE specialty pharmaceutical company that develops, manufactures, acquires and markets technology-differentiated branded products and prescription pharmaceuticals. Previously from 2002 to 2006 Mr. Ginsberg was the Chief Medical Officer and Senior Vice President of Omnicare Clinical Research, a leading Phase I to IV contract research organization serving the biopharmaceutical and medical device industries, and from 2000 to 2002 Chief Executive Officer and President of Omnicomm Systems, a Nasdaq company that is dedicated to helping the world's pharmaceutical, biotechnology, CROs, research and medical device organizations to maximize the value of their clinical research investments through the use of innovative and progressive technologies. Dr. Ginsberg has significant experience in the medical safety and pharmacovigilance fields and has been a principal investigator in several hundred clinical trials in a wide variety of indications. Dr. Ginsberg has authored numerous publications, including "The Investigator's Guide to Clinical Research" and "How to Become a Successful Clinical Investigator." Dr. Ginsberg received his DO from Philadelphia College of Osteopathic Medicine and his B.A. Degree from Temple University.

Dr. Ginsberg does not have an employment agreement with the Company. The Company has agreed to pay Dr. Ginsberg a base salary of $316,000 per annum and has granted Dr. Ginsberg 250,000 options to purchase common stock of the Company.

A copy of the Company's press release announcing appointment of Dr. Ginsberg is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Appointment of Kai Lindevall as Executive Chairman of the Board

On September 8, 2008, the Company appointed Dr. Kai Lindevall as Executive Chairman of the Board.

A copy of the Company's press release announcing the appointment of Dr. Lindevall as the Company's Executive Chairman of the Board is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Termination of Kenneth M. Borow

On September 8, 2008, the Company terminated Dr. Kenneth M. Borow as President and Chief Medical and Strategic Development Officer.

A copy of the Company's press release announcing the termination of Dr. Borow is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Resignation of Directors

On September 5, 2008, Christopher F. Meshginpoosh and Scott M. Jenkins resigned as directors of the Company. Mr. Meshginpoosh served as the Chair of the Audit Committee and a member of the Nominating and Executive Compensation Committees. Mr. Jenkins served as the chair of the Compensation Committee and as a member of the Audit and Nominating Committees.

Mr. Meshginpoosh indicated in his resignation delivered to Kai Lindevall that the primary reason for his resignation was Mr. Meshginpoosh's lack of confidence in Mr. Lindevall's ability to provide the information necessary in order for Mr. Meshginpoosh to make decisions on behalf of the shareholders.

A copy of the Company's press release announcing the resignation of Mr. Jenkins and Mr. Meshginpoosh is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the resignation of Mr. Meshginpoosh dated September 5, 2008 is furnished as Exhibit 99.2 and is incorporated herein by reference.

Appointment of Directors

On September 5, 2008, the Board of Directors of the Company appointed Mr. David Morra as a director of the Company. Mr. Morra is a Managing Director of Union Partners, LLC, a private equity and performance acceleration firm. In this capacity, he provides executive oversight for consulting engagements and acquisition activities for targeted companies. Previously, Mr. Morra served as Chief Executive Officer of Omnicare Clinical Research, Inc. During his five and one half year tenure at Omnicare, the Company grew to 1300 employees operating in 30 countries, including its first ventures in India and China. Mr. Morra was also an officer of Omnicare Clinical Research's parent company, Omnicare, Inc., a NYSE fortune 500 company which is the leading provider of pharmaceutical care for seniors in the United States. Prior to Omnicare, Mr. Morra spent 22 years in the pharmaceutical and medical imaging industries in sales, marketing and general management positions. Mr. Morra earned a B.S. Degree from Providence College in 1977 and a Management Certificate from Wharton in 1991. It is anticipated that Mr. Morra will be a member of the Audit and Executive Compensation Committees.

On the same basis as the other directors of the Company, Mr. Morra will be entitled to receive a fee of $37,500 per year paid at the rate of $3,125 per month, and may be reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors.

On September 5, 2008, the Company appointed a second new director to be effective on the close of the transaction with Prologue Research International, Inc. The information regarding this director will be filed upon closing of the transaction.

A copy of the Company's press release announcing the appointment of two new directors is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of Encorium Group, Inc. dated September 10, 2008.

99.2 Resignation Letter of Christopher F. Meshginpoosh dated Septemebr 5, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: September 11, 2008	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated September 10, 2008
EX-99.2	Resignation Letter of Christopher F. Meshginpoosh dated September 5, 2008.